                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                Proxy Statement Pursuant to Section 14(a) of the
                   Securities Exchange Act of 1934 (Amendment
                                    No. ___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]      Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Under Rule 14a-12

                                   ITEQ, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]      No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

                  Common Stock, par value $.01 per share

         (2)      Aggregate number of securities to which transaction applies:

                  28,443,256 shares of common stock

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                  $0.03 per share of common stock

         (4)      Proposed maximum aggregate value of transaction:
                  $855,000

         (5)      Total fee paid:
                  $171.00

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

                  --------------------------------------------------------------

         (2)      Form, Schedule or Registration Statement No.:

                  --------------------------------------------------------------

         (3)      Filing Party:

                  --------------------------------------------------------------

         (4)      Date Filed:

                  --------------------------------------------------------------

                                     ITEQ, INC.
                            2727 ALLEN PARKWAY, SUITE 760
                                  HOUSTON, TEXAS 77019




                                   April __, 2001



Dear Stockholder:

         You are cordially invited to attend a special meeting of stockholders of ITEQ, Inc. to be held at Wortham Tower, Room 2, 2727 Allen Parkway, Houston, Texas 77019, on May 22, 2001, at 10:00 a.m., local time. At the special meeting, you will be asked to consider and approve our merger with HNT Acquisition Inc., a Delaware corporation and wholly owned subsidiary of HNT Inc., a Delaware corporation, pursuant to a merger agreement, dated as of March 29, 2001. Upon completion of the merger, each share of our common stock will be converted automatically into the right to receive $0.03 in cash, without interest. We can only complete the merger if the holders of a majority of our outstanding common shares approve the merger agreement.

         Our board of directors unanimously approved the agreement and plan of merger and declared it advisable and in the best interests of our stockholders and unanimously recommends that our stockholders approve the agreement and plan of merger.

         The accompanying proxy statement provides you with a summary of the merger and additional information about the parties involved. If the merger agreement is approved by the requisite holders of our common stock, the closing of the merger will occur as soon after the special meeting as all of the other conditions to the closing of the merger are satisfied or waived.

         Please give all of this information your careful attention. Whether or not you plan to attend the special meeting, you are requested to promptly complete, sign and date the enclosed proxy card and return it in the envelope provided. Returning your completed card will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting. If you have any questions regarding the proposed transaction, please call Mr. Douglas R. Harrington, Jr. at (713) 285-2700.

                                         Sincerely,

                                         /s/ William P. Reid
                                         William P. Reid
                                         President and
                                         Chief Executive Officer


         The accompanying proxy statement of ITEQ, Inc. is dated April __, 2001, and the accompanying proxy statement and proxy are first being mailed to stockholders on or about April __, 2001.

                                    ITEQ, INC.
                          2727 ALLEN PARKWAY, SUITE 760
                               HOUSTON, TEXAS 77019


                      NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                              TO BE HELD ON MAY 22, 2001


To the Stockholders of
ITEQ, Inc.:

         Notice is hereby given that a special meeting of stockholders of ITEQ, Inc., a Delaware corporation, will be held at Wortham Tower, Room 2, 2727 Allen Parkway, Houston, Texas 77019, on May 22, 2001, at 10:00 a.m., local time, for the following purposes:

         1. To consider and act upon a proposal to approve the agreement and plan of merger, dated as of March 29, 2001, among HNT Inc., HNT Acquisition Inc., each a Delaware corporation and an affiliate of Tanglewood Investments Inc., a Delaware corporation, and ITEQ, relating to the merger of HNT Acquisition Inc. with and into ITEQ, with ITEQ surviving the merger and becoming an wholly-owned subsidiary of HNT Inc.; and

         2. To transact any other business as may properly come before the special meeting and any adjournments or postponements of that meeting.

         Our board of directors has fixed the close of business on April 20, 2001 as the record date for the special meeting. Accordingly, only stockholders of record on that date will be entitled to notice of and to vote at the special meeting and any adjournment or postponement of that meeting. A form of proxy and a proxy statement containing more detailed information with respect to matters to be considered at the special meeting accompany and form a part of this notice.

         All stockholders are cordially invited to attend the special meeting. To ensure your representation at the special meeting, however, you are urged to complete, date, sign and return the enclosed proxy as promptly as possible. We have enclosed a postage-prepaid envelope for that purpose. If you attend the special meeting, you may vote in person even if you have already returned a proxy. IF YOU DO NOT SEND IN A PROXY OR VOTE AT THE SPECIAL MEETING, IT WILL HAVE THE SAME EFFECT AS IF YOU VOTED AGAINST THE MERGER.

                                       By Order of the Board of Directors,




                                       /s/ William P. Reid
                                       William P. Reid
                                       Secretary


Houston, Texas
April __, 2001

                                   ITEQ, INC.
                         2727 ALLEN PARKWAY, SUITE 760
                              HOUSTON, TEXAS 77019


                                  PROXY STATEMENT

                                  ----------------

                           SPECIAL MEETING OF STOCKHOLDERS
                              TO BE HELD ON MAY 22, 2001

                                  ----------------

                                  TABLE OF CONTENTS

                                                                                           Page
                                                                                           ----
Summary Term Sheet............................................................................1
   The Parties to the Merger..................................................................1
   The Merger.................................................................................1
   Recommendation of Our Board of Directors and Reasons for the Merger........................2
   Financing Arrangements.....................................................................2
   Interests of Officers and Directors........................................................2
   The Special Meeting........................................................................3
   Record Date and Voting Power...............................................................3
   Quorum and Vote Required...................................................................3
   Proxies, Voting and Revocation.............................................................3
   Effective Time of the Merger...............................................................4
   Exchange of Stock Certificates.............................................................4
   Treatment of Stock Options.................................................................4
   Conditions Precedent to the Merger.........................................................4
   Solicitation of Proposals from Other Parties...............................................4
   Termination of the Merger Agreement........................................................5
   Dissenters' Appraisal Rights...............................................................5
   Certain United States Federal Income Tax Considerations....................................5

Questions and Answers About the Merger........................................................5

Forward Looking Statements....................................................................7

The Special Meeting...........................................................................7
   Date, Time and Place of the Special Meeting................................................7
   Purpose of the Special Meeting.............................................................7
   Record Date and Voting Power...............................................................7
   Quorum and Vote Required...................................................................7
   Proxies, Voting and Revocation.............................................................8
   Solicitation of Proxies and Expenses.......................................................8
   2001 Annual Meeting of Stockholders of ITEQ................................................8

The Parties to the Merger.....................................................................8
   ITEQ, Inc..................................................................................8
   HNT Inc....................................................................................8
   HNT Acquisition Inc........................................................................9



                                       i


The Merger....................................................................................9
   General....................................................................................9
   Background of the Merger...................................................................9
   Recommendation of Our Board of Directors and Reasons for the Merger.......................11
   Financing Arrangements....................................................................12
   Interests of Officers and Directors.......................................................12
   Some Effects of the Merger................................................................13
   Method of Accounting......................................................................13

The Merger Agreement.........................................................................13
   Effective Time of the Merger..............................................................13
   Effect of Merger on Our Capital Stock.....................................................13
   Treatment of Stock Options................................................................13
   Exchange of Stock Certificates............................................................13
   Representations and Warranties of the Parties.............................................14
   Conduct of Our Business before Effective Time of the Merger...............................14
   Conditions Precedent to the Merger........................................................15
   Termination of the Merger Agreement.......................................................15
   Amendment and Waiver......................................................................15
   Other Agreements..........................................................................16

You Have Dissenters' Rights in the Merger....................................................17

Certain United States Federal Income Tax Considerations......................................19
   Sale of ITEQ Stock in the Merger..........................................................19
   Backup Withholding........................................................................20

Regulatory Approvals.........................................................................20

Principal Stockholders and Security Ownership of Management..................................20

Other Matters................................................................................21

Where You Can Find More Information..........................................................21

Appendix A        Section 262 of the Delaware General Corporation Act
                  Concerning Dissenting Stockholders' Appraisal Rights.......................A-1

                             SUMMARY TERM SHEET

         This summary term sheet, together with the subsequent questions and answers section, highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

THE PARTIES TO THE MERGER (page 8)

ITEQ, INC.
2727 Allen Parkway, Suite 760
Houston, Texas 77019
(713) 285-2700

         In this proxy statement, we call this company "ITEQ," "us," or "we." ITEQ was incorporated in Delaware in 1990 under the name Air-Cure Environmental, Inc. We changed our name in 1995 to Air-Cure Technologies, Inc., and again in March 1997 to ITEQ, Inc. On March 29, 2001, the operating units of ITEQ were sold in a private foreclosure sale by ITEQ's lending bank syndicate to an affiliate of Houston-based Tanglewood Investments Inc. In addition, in a related transaction, ITEQ received a cash infusion and future commitments to advances up to $5.4 million to satisfy ITEQ's existing liabilities and ongoing business termination expenses. As a result of these transactions, we have no continuing operations. Prior to these transactions, we manufactured engineered equipment including heat exchangers, storage tanks and tank products, and filtration equipment, and provided technical and related services to industrial customers worldwide. Our common stock is traded on the OTC Bulletin Board under the symbol "ITEQ."

HNT INC.
5051 Westheimer, Suite 300
Houston, Texas  77056
(713) 629-5525

         In this proxy statement, we call this company "HNT." HNT was incorporated in Delaware in March 2001. HNT is an affiliate of Tanglewood Investments Inc., a Houston-based private investment concern. HNT was formed to facilitate the consummation of the merger and has conducted no activities other than in connection with the merger agreement.

HNT ACQUISITION INC.
5051 Westheimer, Suite 300
Houston, Texas  77056
(713) 629-5525

         In this proxy statement, we call this company "HNT Acquisition." HNT Acquisition is a Delaware corporation, wholly-owned subsidiary of HNT and an affiliate of Tanglewood Investments Inc. HNT Acquisition was formed to facilitate the consummation of the merger and has conducted no activities other than in connection with the merger and the merger agreement.

THE MERGER (page 9)

         The merger contemplated by the merger agreement is the second stage of a series of transactions negotiated among us, our commercial banking syndicate, Tanglewood Investments Inc., a Houston-based investment concern, and certain affiliates of Tanglewood Investments. These transactions include the following essential features which were effected on March 29, 2001:

     - our commercial banking syndicate withdrew its limited waiver of default, and with our cooperation, the commercial banks disposed of the stock of our operating subsidiaries and certain other assets of ITEQ (all of which were pledged to the banks) through a private foreclosure sale to an affiliate of Tanglewood Investments for $24 million;

     - our commercial banks agreed not to sue ITEQ for the remaining $30.5 million of outstanding debt balance after application of the proceeds from the foreclosure sale;

     - HNT and HNT Acquisition, affiliates of Tanglewood Investments, entered into the merger agreement with ITEQ; and

     - TMI Manufacturing Inc., an affiliate of Tanglewood Investments, agreed to advance or otherwise provide for the benefit of ITEQ an aggregate of $5.4 million to fund our existing indebtedness and ongoing business wind up and termination costs.

         In this proxy statement, we refer to the above transactions collectively as the "Tanglewood Transaction" and refer to the first of such transactions individually as the "foreclosure sale." As a result of the Tanglewood Transaction, we ceased operation on March 29, 2001.

         Under the merger agreement among HNT, HNT Acquisition and ITEQ, HNT Acquisition will be merged with and into ITEQ, with ITEQ being the surviving corporation. In this proxy statement we refer to the surviving corporation as "surviving corporation."

         At the effective time of the merger, each outstanding share of our common stock will be converted automatically into the right to receive, without interest, $0.03 per share. At April 20, 2001, we had a total of 28,443,256 common share outstanding.

         After the completion of the merger, ITEQ will be the surviving corporation and will be a wholly-owned subsidiary of HNT Inc. The holders of our common stock will have no continuing equity interest in, and will not share in future earnings, dividends or growth, if any, of the surviving corporation. After the merger has been completed, our common stock will no longer be listed on the OTC Bulletin Board or registered with the Securities and Exchange Commission. In addition, as a result of the merger, our existing directors and management members will be replaced by the directors and management members of HNT Inc. immediately before the completion of the merger.

RECOMMENDATION OF OUR BOARD OF DIRECTORS AND REASONS FOR THE MERGER (page 11)

         After an evaluation of a variety of business, financial and market factors and consultation with our legal and financial advisors, our board of directors determined that the Tanglewood Transaction was fair to, and in the best interests of, ITEQ and our stockholders. The board also unanimously approved the merger, the merger agreement and certain transactions contemplated by that agreement and unanimously voted to recommend that our stockholders approve the merger agreement.

         In reaching its recommendation, our board considered, among other things, the following factors:

     - the board believes that the $.03 per share merger consideration is the best result that can be--or at the time of the foreclosure, could have been--achieved for stockholders under adverse circumstances; and

     - if the merger is not approved and closed, it is likely that the stockholders' investment in the Company will be rendered totally worthless.

FINANCING ARRANGEMENTS (page 12)

         HNT has deposited the merger consideration with Computershare Investor Services (as successor to Harris Trust and Savings Bank), as the designated paying agent under the merger agreement. In addition, as part of the Tanglewood Transaction, TMI Manufacturing Inc., another affiliate of Tanglewood Investments, committed to advance or otherwise provide for the benefit of ITEQ an aggregate of up to $5.4 million. This amount, combined with our cash on hand, is anticipated to be sufficient to satisfy our secured and unsecured creditors and business windup and termination costs.

INTERESTS OF OFFICERS AND DIRECTORS (page 12)

         There are no interests of officers and directors in the merger that differ from stockholders' interests; however, certain directors and officers have directly or indirectly benefited as a result of the Tanglewood

Transaction described elsewhere in this proxy statement.

         As a requirement of Tanglewood Investments' obligation to consummate the Tanglewood Transaction, each of William P. Reid, our president and chief executive officer and a director, and Douglas R. Harrington, Jr., our chief financial officer, agreed to three-year non-competition covenants in favor of TMI Manufacturing Inc. and its affiliates for cash payments by TMI Manufacturing Inc. of $1.726 million and $526,000, respectively. Upon receipt of their non-competition payments, Messrs. Reid and Harrington released ITEQ from our severance obligations to them under the severance provisions of their respective existing employment agreements triggered as a result of the Tanglewood Transaction. The amount paid to Messrs. Reid and Harrington by TMI Manufacturing Inc. represented significant discounts to the amounts otherwise payable to them under their existing employment agreements.

         Mark Johnson, our former chairman of the board, entered into an agreement with ITEQ whereby he resigned from all positions he held in ITEQ and our subsidiaries and released us from our severance obligation to him under an existing letter agreement in exchange for a cash payment by ITEQ of $390,000. The agreement also provided for a mutual release of certain claims by Mr. Johnson on the one hand and ITEQ and our affiliates on the other hand. The payment to Mr. Johnson under the agreement represents a substantial discount to the amount otherwise due and payable to him under our existing letter agreement.

THE SPECIAL MEETING (page 7)

         At the special meeting, our stockholders will be asked to consider and vote upon a proposal to approve the merger agreement.

RECORD DATE AND VOTING POWER (page 7)

         Our board of directors has fixed the close of business on April 20, 2001 as the record date for determining stockholders entitled to notice of, and to vote at, the special meeting.

         On the record date, we had 28,443,256 outstanding shares of common stock held by approximately 3,400 stockholders of record. We have no other class of stock outstanding. Stockholders of record on the record date will be entitled to one vote per share of common stock on any matter that may properly come before the special meeting and any adjournment or postponement of that meeting.

QUORUM AND VOTE REQUIRED (page 7)

         Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of our common stock.

PROXIES, VOTING AND REVOCATION (page 8)

         Shares of our common stock represented at the special meeting by properly executed proxies received prior to or at the special meeting, and not revoked, will be voted at the special meeting, and at any adjournments or postponements of that meeting, in accordance with the instructions on the proxies. If a proxy is duly executed and submitted without instructions, the shares of common stock represented by that proxy will be voted "FOR" the approval of the merger agreement. Proxies are being solicited on behalf of our board of directors.

         A proxy may be revoked by the person who executed it at, or before, the special meeting by:

     - delivering to our secretary a written notice of revocation of a previously delivered proxy bearing a later date than the proxy;

     - duly executing, dating and delivering to our secretary a subsequent proxy; or

     -   attending the special meeting and voting in person.


Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

EFFECTIVE TIME OF THE MERGER (page 13)

         The merger will become effective as of the date and time that the certificate of merger is accepted for filing by the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law, which is expected to occur as soon as practicable after stockholder approval and the satisfaction or waiver of all other conditions to closing of the merger.

EXCHANGE OF STOCK CERTIFICATES (page 13)

         HNT has selected Computershare Investor Services (as successor to Harris Trust and Savings Bank) to act as paying agent and has deposited with it sufficient funds necessary to pay the holders of shares of our common stock outstanding immediately prior to the effective time of the merger, other than stockholders exercising their appraisal rights, the cash merger consideration to which they are entitled under the merger agreement.

         The merger agreement provides that promptly after the effective time of the merger, the paying agent will send to each stockholder of record, as of immediately prior to the effective time, a letter of transmittal and detailed instructions specifying the procedures to be followed in surrendering stock certificates. You should not send any stock certificates to the paying agent or to anyone else until you receive the letter of transmittal. Upon the surrender of a stock certificate, the paying agent will issue to the surrendering holder the consideration described above.

TREATMENT OF STOCK OPTIONS (page 13)

         Each outstanding option to purchase shares of our common stock will, at the effective time of the merger, be exercisable by its holder and represent only the right to receive, upon exercise and payment of the exercise price, a cash amount per share equal to $0.03.

CONDITIONS PRECEDENT TO THE MERGER (page 15)

         For the merger to occur, the holders of a majority of the shares of common stock outstanding must approve the merger agreement and the parties must satisfy or waive all other conditions specified in the merger agreement, including:

     - no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the merger is in effect;

     - all legally required government waivers, consents, orders and approvals for consummation of the merger have been obtained; and

     - no statute, rule or regulation has been enacted by any state or federal government or governmental agency in the United States since execution of the merger agreement which prevents or renders illegal the consummation of the merger.

SOLICITATION OF PROPOSALS FROM OTHER PARTIES (page 16)

         In accordance with the merger agreement, we have agreed that, until the termination of the merger agreement or the effective time of the merger, we will not, nor shall we permit any of our subsidiaries to, nor authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor, agent or representative of, ITEQ or any of our subsidiaries to solicit, initiate, encourage or provide non-public or confidential information to facilitate the making of any third party proposal or offer to acquire all or any substantial part of the business and properties or any capital stock or other securities of ITEQ or any of our subsidiaries. We must notify HNT promptly in writing of the pendency of any negotiations respecting, or the receipt of, any proposal or offer of the type described above.

         If our board of directors receives an unsolicited acquisition proposal from a third party that it determines (1) is more favorable to our stockholders and creditors than the merger and (2) upon the advice of outside counsel, that failure to act upon the proposal would constitute a breach of its fiduciary duty to our stockholders or creditors, then we may furnish to the third party confidential or non-public information about us and negotiate with them. However, we have no right to terminate the merger agreement upon the acceptance of a more favorable third party acquisition proposal and would be in breach of the agreement and subject to a potential claim by HNT if we consummated the third party acquisition.

TERMINATION OF THE MERGER AGREEMENT (page 15)

         The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval by our stockholders, by:

     -   the mutual written consent of HNT and ITEQ;

     -   either HNT or ITEQ:

         - if the votes of our stockholders for the merger agreement at the special meeting are insufficient to approve the merger agreement; or

         - if the merger has not been consummated on or before December 31, 2001, unless the failure to consummate the merger is the result of a material breach of the merger agreement by the party seeking to terminate the agreement; or

         - if any governmental authority of competent jurisdiction has issued a final nonappealable order denying, enjoining or otherwise prohibiting consummation of the transactions contemplated by the merger agreement.

     -   HNT, upon written request to ITEQ:

         - if our board of directors withdraws, modifies or changes its approval or recommendation of the merger or merger agreement; or

         - if our board of directors approves or recommends a more favorable third party acquisition proposal.

     - HNT, if an event or action occurs which HNT reasonably believes would materially delay, impair, prevent or prohibit the transactions contemplated by the merger agreement.

DISSENTERS' APPRAISAL RIGHTS (page 17)

         If you do not vote in favor of the proposal to approve the merger agreement and you comply strictly with the applicable provisions of the Delaware General Corporation Law, and the requisite number of our stockholders approve the merger agreement and the merger is completed, you have the right to appraisal and to be paid cash for the "fair value" of your shares. This payment may be more than, the same as, or less than the merger consideration you would receive in the merger. To perfect these dissenters' rights, you must follow the required procedures precisely. The applicable provisions of the Delaware General Corporation Law are attached to this document as Appendix A.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS (page 19)

         If the merger is completed, the exchange of our common stock by any of our stockholders in return for the merger consideration will be a taxable transaction under the United States Internal Revenue Code of 1986, as amended.

BECAUSE OF THE COMPLEXITIES OF THE TAX LAWS, WE ADVISE YOU TO CONSULT YOUR OWN TAX ADVISORS CONCERNING THE APPLICABLE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES RESULTING FROM THE MERGER.

                                      QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:       HOW DO I VOTE?

A: After reading this proxy statement, please fill out and sign your proxy card. Then mail your signed and dated proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the special meeting.

Q:       WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD?

A: The failure to return your proxy card will have the same effect as voting AGAINST the merger agreement.

Q:       MAY I VOTE IN PERSON?

A: Yes. You may attend the special meeting and vote your shares in person, rather than signing and mailing your proxy card.

Q: IF I HAVE ALREADY SIGNED AND MAILED MY PROXY CARD CAN I STILL ATTEND THE SPECIAL MEETING AND VOTE MY SHARES?

A: Yes. Even if you have signed and mailed your proxy card you may still attend the special meeting and vote your shares in person.

Q:       MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You may change your vote at any time before your proxy is voted at the special meeting by following the instructions on page 8. You then may either change your vote by sending in a new proxy or attending the special meeting and voting in person.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the instructions provided by your broker.

Q:       SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. Promptly after the merger is completed, you will receive detailed instructions regarding the surrender of your stock certificates. You should not send your stock certificates to us or anyone else until you receive these instructions. Payment will be sent to you as promptly as practicable following receipt of your stock certificates and other required documents.

Q:       WHAT WILL I RECEIVE IN THE MERGER?

A: Upon completion of the merger, you will receive for each share of our common stock that you hold a cash payment, without interest, of $0.03. As of April 20, 2001, we had a total of 28,443,256 common shares outstanding.

Q:       WHAT WILL HAPPEN TO MY SHARES OF ITEQ AFTER THE MERGER?

A: Following completion of the merger, your shares of common stock will represent solely the right to receive cash. Trading in our common stock on the OTC Bulletin Board will cease. Price quotations will no longer be available and we will no longer file periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

Q:       WHAT WILL HAPPEN TO ITEQ'S PRESENT DIRECTORS AND MEMBERS OF MANAGEMENT?

A: As of the effective time of the merger, all of our existing directors and management members will be replaced by the directors and management members of HNT Inc. immediately before the completion of the merger.

Q:       WHAT RIGHTS DO I HAVE IF I OPPOSE THE MERGER?

A: Under Delaware law, you are entitled to appraisal rights. If you do not vote in favor of the merger, our stockholders approve the merger agreement, the merger is completed and you properly elect to exercise your appraisal rights as described under "You Have Dissenters' Rights in the Merger" and in Appendix A, you may receive in the merger the "fair value" of your common stock as determined by a Delaware court. The fair value could be equal to, less than or more than the per share cash payment to be received under the merger agreement.

Q:       WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: If the merger agreement is approved by the affirmative vote of at least a majority of outstanding shares of our common stock, the closing of the merger will occur as soon after the special meeting as all of the other conditions to the closing of the merger are satisfied or waived.

Q:       WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any additional questions about the merger, you should call Douglas R. Harrington, Jr. at (713) 285-2700.

                              FORWARD LOOKING STATEMENTS

         This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in and incorporated by reference into this proxy statement are forward-looking statements. When used in this proxy statement, the words "expect", "anticipate", "intend", "plan", "believe", "seek", "estimate", and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward looking statements are based on assumptions, which we believe are reasonable, but which are open to a wide range of uncertainties and business risks. Factors that could cause actual results to differ materially from those anticipated are discussed in the pertinent sections of this proxy statement and in our periodic filings with the United States Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2000.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING

         The special meeting will be held at Wortham Tower, Room 2, 2727 Allen Parkway, Houston, Texas 77019, on May 22, 2001, at 10:00 a.m., local time.

PURPOSE OF THE SPECIAL MEETING

         At the special meeting, you will be asked to consider and vote upon a proposal to approve the merger agreement relating to the merger of HNT Acquisition with and into ITEQ, with ITEQ being the surviving corporation. As a result of the merger, ITEQ will become a wholly-owned subsidiary of HNT Inc.

RECORD DATE AND VOTING POWER

         Our board of directors has fixed the close of business on April 20, 2001, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the special meeting. As of the record date, we had 28,443,256 outstanding shares of common stock held by approximately 3,400 holders of record. Our common stock is our only outstanding class of stock. Stockholders of record on the record date will be entitled to one vote per share of our common stock on any matter that properly comes before the special meeting and any adjournment or postponement of that meeting.

QUORUM AND VOTE REQUIRED

         Our bylaws require the presence, in person or by proxy, of the holders of shares of common stock representing at least a majority of our outstanding shares of common stock at the special meeting in order to constitute a quorum. Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of our common stock. For purposes only of determining the presence or absence of a quorum for the transaction of business, we intend to count abstentions as present at the special meeting. Under Delaware law, however, abstentions are not considered a vote. Shares held by brokers in street name and for which the beneficial owners have withheld from brokers the discretion to vote are called "broker non-votes." Broker non-votes are not counted to determine if a quorum is present and under Delaware law are not considered a vote. Abstentions and broker non-votes will have the same effect as a vote AGAINST the proposal.

PROXIES, VOTING AND REVOCATION

         Shares of our common stock represented at the special meeting by properly executed proxies received before, or at, the special meeting, and not revoked, will be voted at the special meeting, and at any adjournment or postponement of that meeting, in accordance with the instructions on those proxies. If a proxy is duly executed and submitted without instructions, the shares of our common stock represented by that proxy will be voted "FOR" the approval of the merger agreement. Proxies are being solicited on behalf of our board.

         A proxy may be revoked at any time before it is voted at the special meeting. A proxy may be revoked by the person who executed it at, or before, the special meeting by:

     - delivering to our secretary a written notice of revocation of a previously-delivered proxy bearing a later date than the proxy;

     - duly executing, dating and delivering to our secretary a subsequent proxy; or

     - attending the special meeting and voting in person. Attendance at the special meeting will not, in and of itself, constitute revocation of a previously delivered proxy.

Any written notice revoking a proxy should be delivered to ITEQ, Inc., 2727 Allen Parkway, Suite 760, Houston, Texas, 77019, Attention: Douglas R. Harrington, Jr., Assistant Secretary.

SOLICITATION OF PROXIES AND EXPENSES

         Solicitation of proxies for the special meeting may be made in person or by mail, telephone or telecopy. We will bear the entire cost of solicitation of proxies from our stockholders. Our directors, officers or other regular employees, who will receive no additional compensation above their regular salaries, may solicit proxies from our stockholders in person or by mail, telephone or telecopy. We have asked banking institutions, brokerage firms, custodians, trustees nominees and fiduciaries to forward solicitation materials to the beneficial owners of our common stock held of record by those holders, and, upon request, we will reimburse them for their reasonable forwarding expenses.

2001 ANNUAL MEETING OF STOCKHOLDERS OF ITEQ

         We will hold our 2001 annual meeting of stockholders only if the merger is not consummated and then only if the Company has sufficient funds to pay for such a meeting--which would be unlikely.

                            THE PARTIES TO THE MERGER

ITEQ, INC.

         In this proxy statement, we call this company "ITEQ," "us," or "we." ITEQ was incorporated in Delaware in 1990 under the name Air-Cure Environmental, Inc. We changed our name in 1995 to Air-Cure Technologies, Inc., and again in March 1997 to ITEQ, Inc. On March 29, 2001, the operating units of ITEQ were sold in a private foreclosure sale by ITEQ's lending bank syndicate to an affiliate of Houston-based Tanglewood Investments Inc. In addition, in a related transaction, ITEQ received a cash infusion and future commitments to advances up to $5.4 million to satisfy ITEQ's existing indebtedness and ongoing business termination expenses. As a result of these transactions, we have no continuing operations. Prior to these transactions, we manufactured engineered equipment inducting heat exchangers, storage tanks and tank products, and filtration equipment, and provided technical and related services to industrial customers worldwide. Our common stock is traded on the OTC Bulletin Board under the symbol "ITEQ." Our principal executive offices are at 2727 Allen Parkway, Suite 760, Houston, Texas, 77019.

HNT INC.

         HNT Inc. is a Delaware corporation recently formed by Tanglewood Investments Inc. to facilitate the consummation of the merger. It has not conducted any business or activity except in connection with activities related to the merger.

HNT ACQUISITION INC.

         HNT Acquisition Inc. is a Delaware corporation recently formed by Tanglewood Investments Inc. to facilitate the consummation of the merger. It has not conducted any business or activity except in connection with activities related to the merger.

                                   THE MERGER

GENERAL

         The merger contemplated by the merger agreement is the second stage of a series of transactions negotiated among us, our commercial banking syndicate, Tanglewood Investments Inc., a Houston-based investment concern, and certain affiliates of Tanglewood Investments. These transactions include the following essential features which were effected on March 29, 2001:

     - our commercial banking syndicate withdrew its limited waiver of default, and with our cooperation, the commercial banks disposed of the stock of our operating subsidiaries and certain other assets of ITEQ (all of which were pledged to the banks) through a private foreclosure sale to an affiliate of Tanglewood Investments. for $24 million;

     - our commercial banks agreed not to sue ITEQ for the remaining $30.5 million of outstanding debt balance after application of the proceeds from the foreclosure sale;

     - HNT and HNT Acquisition, affiliates of Tanglewood Investments, entered into the merger agreement; and

     - TMI Manufacturing Inc., an affiliate of Tanglewood Investments, agreed to advance or otherwise provide for the benefit of ITEQ an aggregate of $5.4 million to fund our existing indebtedness and ongoing business windup and termination costs.

         In this proxy statement, we refer to the above transactions collectively as the "Tanglewood Transaction" and refer to the first of such transactions individually as the "foreclosure sale." As a result of the Tanglewood Transaction, we ceased operation on March 29, 2001.

         The merger agreement provides for the merger of HNT Acquisition with and into ITEQ, with ITEQ being the surviving corporation. The merger will be completed when the certificate of merger has been accepted for filing by the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law, which is expected to occur as soon as practicable after the stockholder approval of the merger and the satisfaction of all other conditions to closing the merger.

         As of the effective time of the merger, holders of shares of our common stock will have no further ownership interest in the surviving corporation. Instead, each share of common stock issued and outstanding immediately prior to the effective time of the merger will be automatically converted into the right to receive in cash, without interest, $0.03. At April 20, 2001, we had a total of 28,443,256 common shares outstanding. Each outstanding option to purchase shares of our common stock will, at the effective time of the merger, be exercisable by its holder and represent only the right to receive (upon exercise and after payment of the exercise price) in cash per exercised share an amount equal to the merger consideration per share described above.

BACKGROUND OF THE MERGER

         During the 1990's, we pursued an aggressive strategy of acquiring leading providers of complementary manufactured products and services in highly fragmented industrial equipment markets, with a view to further consolidating those markets. The consolidation of these units proved more difficult than management had perceived, and coupled with a downturn in the markets served, led to this strategy being abandoned in 1999.

         Volatility in oil prices and the oversupply of certain commodity chemicals during 1998 and 1999 adversely affected many of our customers in the refining and petrochemical industries. Beginning in 1998 and continuing through 2000, certain of these petrochemical and refining customers deferred equipment purchases related to major projects, resulting in reduced demand for our products and services. These factors also increased pricing pressure on new equipment resulting in a decline in our gross margins and operating profits.

         As a result, in late 1999, we failed to meet certain financial requirements of our credit facility and adopted a plan to dispose of a significant portion of our storage tank operations. During the fourth quarter of 1999 and the first quarter of 2001, we concluded several transactions for the sale of these assets and used the net proceeds to reduce our indebtedness under the credit facility. From September 30, 1999 to December 31, 2000, the balance outstanding under the credit facility was reduced from $106.3 million to $53.5 million.

         Late in the second quarter of 2000, in an effort to satisfy our lending bank syndicate under whose loan agreement we were in recurring covenant default, we adopted a restructuring plan to further reduce our bank debt by (1) selling all of our operating units in the storage tank and filtration business segments, (2) applying the net proceeds from the proposed sales to the bank debt, and (3) refinancing the remaining debt balance. A comprehensive effort was mounted through the remainder of 2000 to dispose of the storage tank and filtration businesses through a process managed by Houlihan, Lokey, Howard & Zukin Capital ("Houlihan Lokey"), an investment banking firm with extensive experience in advising troubled companies.

         As originally conceived, the restructuring plan contemplated that our storage tank and filtration business segments could be sold for net proceeds in the range of $30-$35 million. This would have reduced the outstanding bank debt to $20-$25 million, an amount it was believed might possibly be serviced and eventually retired from Ohmstede's cash flow. Although our bank lending syndicate had indicated they wanted the indebtedness paid in full, it was anticipated this could be accomplished by refinancing the $20-$25 million residual bank debt balance with an asset based lender. If it had been successful, the restructuring plan could have resulted in the Company's continued operation of its heat exchanger business with no change in our ownership.

         During the sale process, some 121 parties were contacted by Houlihan Lokey, of which 58 had sufficient interest in considering a combination with us or the purchase of some or all of our operating units to enter into confidentiality agreements and to conduct at least some due diligence procedures. As events unfolded, however, aggregate indications of interest from parties considered by Houlihan Lokey and the board to be financially credible would have yielded only $20-$25 million in net proceeds, or $10-$15 million less than needed to accomplish the restructuring plan-assuming that sale of the Amerex, GLM, Ceilcote and Reliable/Fresno operating units could have been concluded at the indicated levels of interest.

         This further indicated that a substantial equity infusion would be required to support the ongoing operation of Ohmstede, and an effort to find such an equity infusion was mounted. Several indications of interest were received that involved a $10-$15 million equity investment in exchange for the issuance of a number of shares of common stock sufficient to give the new investor between 70% and 85% of our common equity, conditioned in each case upon successful conclusion of the Amerex, GLM, Ceilcote and Reliable/Fresno sales at previously indicated prices. As contract negotiations and due diligence efforts concerning these proposed asset sales continued into late December 2000, the prospective buyer for GLM, a sale that was a critical component of the proposed restructuring, backed away from their prior indications of interest and abandoned the transaction.

         At that stage of the attempted restructuring process, the board was confronted with a choice between filing a voluntary bankruptcy petition or attempting to negotiate some form of debt relief from our commercial bank lending syndicate and continuing to pursue an additional equity infusion. In bankruptcy, stockholders would almost certainly receive nothing since substantially all of our assets were pledged to the banks as security for the outstanding bank debt and since there was no rational basis for concluding that our operating assets could conceivably be sold at a bankruptcy foreclosure sale for an amount in excess of the approximate $54 million outstanding debt balance to the banks. Moreover, another $40 million of trade accounts and unsecured debts would have had priority over the common stock in bankruptcy. And finally, the prospects of any reorganization in which stockholders might have retained any continuing interest were rated as nonexistent based upon our precarious cash position and the banks' secured creditor status.

         With board approval, management then approached the lending bank syndicate with a suggestion that the banks consider acceptance of a discount on the outstanding indebtedness in the range of $20-$30 million. This would yield to the banks an amount sufficiently greater than the likely bankruptcy liquidation value-in the board's best estimate-that the banks would continue to forebear from pursuing an involuntary bankruptcy petition or a foreclosure sale while we searched for some solution that we hoped would give our stockholders either some continuing equity interest in a going concern business or some payment for their stock.

         In January 2001, Tanglewood Investments Inc., a Houston investment concern which had previously conducted substantial due diligence procedures in connection with a proposed equity infusion, submitted a proposal to our board of directors that ultimately resulted in the Tanglewood Transaction.

         When Tanglewood Investments made its original proposal, the board initially rejected it on a tentative basis since it appeared to be a sale of all or substantially all our assets (a circumstance which, if legally correct, would require stockholder approval under applicable Delaware law) and Tanglewood Investments' proposal required a completion of the transaction within time limits that would have precluded stockholder action. We then sought advice from Morris, Nichols, Arsht & Tunnel, a nationally recognized Delaware law firm, who advised that the proposed transaction was not a sale of all or substantially all our assets within the meaning of applicable Delaware corporate law. With this legal obstacle to the transaction disposed of, the board authorized management to proceed with negotiations with Tanglewood Investments, our lending banks, and certain of our creditors who would have superior claims to stockholders in any possible bankruptcy, with a view to insuring completion of a transaction that would leave something for stockholders.

         The board appointed Thomas N. Amonett as a special committee to oversee these negotiations since he was the only director who under the original Tanglewood Investments proposal had no potentially conflicting interest. In addition, he was authorized to negotiate directly with management or any director concerning any matter involving a direct conflict with the Company.

         As originally proposed, the Tanglewood Transaction involved payment of our unsecured creditors and offered all 5% stockholders of ITEQ (including Messrs. Johnson, Melcher and Rimmer) the opportunity to reinvest in the new Tanglewood Investments' enterprise that would purchase our assets at foreclosure. As negotiations continued, however, the 5% stockholder reinvestment option was withdrawn completely after the lending banks demanded equity interests in the proposed purchaser. At the bank's insistence, portions of the employment related obligations to Messrs. Johnson, Reid and Harrington were reduced, as were estimates of certain other business windup expenses, thus increasing the banks' realization on the indebtedness owing to them. When the windup expense estimates were reduced, Tanglewood Investments (which had indirectly benefited from the expenses provided for) then indicated that the $.03 per share payment to stockholders in the follow-on merger might have to be reduced to $.02 per share, but Mr. Amonett flatly rejected any such reduction. Moreover, the banks made it clear to us that they would not approve the Tanglewood Transaction or any other proposal that would give stockholders more than the $.03 per share payment contemplated by the merger. Finally, on March 23, 2001, Mr. Amonett recommended the Tanglewood Transaction to the board, and the board approved it unanimously.

         As a consequence of the Tanglewood Transaction, our operations ceased on March 29, 2001. After giving effect to the payment of all ITEQ liabilities and estimated expenses to be incurred through completion of the proposed merger, our net worth will be zero. Assuming approval by our stockholders of the proposed merger, the stockholders will be entitled to receive $.03 per common share, rather than suffering a complete loss of investment as would have been the case in a bankruptcy proceeding or in a foreclosure conducted without our cooperation.

RECOMMENDATION OF OUR BOARD OF DIRECTORS AND REASONS FOR THE MERGER

         As described above in the section entitled "Background of the Merger," our board unanimously approved the Tanglewood Transaction including the merger, the merger agreement and the transactions contemplated by that agreement at a special meeting held on March 23, 2001. Our board believes that the terms of the merger, the merger agreement and all other aspects of the Tanglewood Transaction are--and were at the time of the foreclosure--fair to, and in the best interests of, ITEQ and our stockholders.

         This belief is based on the following:

     -   Substantially all our assets were pledged to its lending banks.

     - Since we were in recurring default under the bank loan agreement for more than two years, the banks were periodically in a position to foreclose on our assets should they choose to do so.

     - In foreclosure, our assets were unlikely to attract offers that would leave anything for our stockholders.

     - Any potential course of action that could salvage anything for stockholders would require the banks to forgive a substantial amount of the debt owed to them, as well as their consent to all other arrangements required to salvage any value for stockholders.

     - Any potential course of action that could salvage anything for stockholders would also require that all of our known creditors (including certain employment related obligations) either be paid in full or agree to accept less than the full amount due them and forgive any remaining balance.

     - Tanglewood Investments proposed a transaction that met the two prerequisites (set forth immediately above) to salvaging some value for stockholders.

     - The banks were willing to approve the Tanglewood Transaction, including the proposed $.03 per share merger consideration, but (based upon their stated position) no more.

     - Our common stock was so far underwater that any conceivable alternative to the Tanglewood Transaction that could both satisfy the banks (and other relevant creditors) and yield an improved result for common stockholders simply defied credulity.

     - Accordingly, the merger consideration and the terms of merger represented the best that could be achieved for stockholders under adverse conditions, in the view of the board of directors.

         If the merger is not approved, it is likely that the stockholders' investment in ITEQ will be rendered totally worthless, whether or not we become the subject of a bankruptcy proceeding.

FINANCING ARRANGEMENTS

         HNT has deposited the merger consideration with Computershare Investor Services (as successor to Harris Trust and Savings Bank) as paying agent under the merger agreement. In addition, as part of the Tanglewood Transaction, TMI Manufacturing Inc. committed to advance or otherwise provide for the benefit of ITEQ an aggregate of up to $5.4 million. This amount, combined with our cash on hand, is anticipated to be sufficient to satisfy our secured and unsecured creditors and business wind up and termination costs.

INTERESTS OF OFFICERS AND DIRECTORS

         There are no interests of officers and directors in the merger that differ from your interests; however, certain directors and officers have directly or indirectly benefited as a result of the Tanglewood Transaction.

         Upon the foreclosure, Mark Johnson, our former chairman of the board, entered into an agreement with ITEQ whereby he resigned from all positions he held in ITEQ or any of our subsidiaries and released us from our severance obligation to him under an existing letter agreement in exchange for a cash payment by ITEQ of $390,000. The agreement also provided for a mutual release of certain claims by Mr. Johnson on the one hand and ITEQ and our affiliates on the other hand. In September 1997, in conjunction with ITEQ's acquisition of Astrotech International Corporation, and at a time when ITEQ's common stock was trading at or near its all time high and the Company's prospects appeared to be very promising, the Company entered into an employment agreement with Mr. Johnson which, among other things, would have required the payment of up to $2.4 million to Mr. Johnson in the event he were to be terminated as chief executive officer or his duties were to be diminished following a "change of control." In June 1999, in conjunction with Mr. Reid's promotion to chief executive officer, the board renegotiated Mr. Johnson's contract to change his status to that of non-executive chairman, reduce his annual base pay by 50%, eliminate any bonus potential and to provide that if at any time prior to 2002 Mr. Johnson were to cease to be chairman of the board he would receive a lump sum payment of $640,000. It is this agreement which was settled by the Company for $390,000 in conjunction with the Tanglewood Transaction.

         As a requirement of Tanglewood Investments' affiliates' obligation to consummate the Tanglewood Transaction, each of William P. Reid, our president and chief executive officer and a director, and Douglas R. Harrington, Jr., our chief financial officer, agreed to three-year non-competition covenants in favor of TMI Manufacturing Inc. and its affiliates for cash payments by TMI Manufacturing Inc. of $1.726 million and $526,000, respectively. On receipt of their non-competition payments, Messrs. Reid and Harrington released ITEQ from our severance obligations to them under their existing employment agreements which had been triggered as a result of the Tanglewood Transaction. When Mr. Reid joined the Company in February 1999, he did so as its president and chief operating officer. The Company had been operating without a chief operating officer for some months prior to Mr. Reid's arrival, and he was offered a contract similar to the employment agreement Mr. Johnson had signed in 1997 as an inducement for him to accept employment. When Mr. Harrington joined the Company in May 2000 he also received an agreement similar to the 1997 Johnson agreement. As a consequence of those agreements, Messrs. Reid and Harrington would have been entitled to receive $2.08 million and $676,000 respectively under circumstances like those which resulted from the Tanglewood Transaction. It is these contracts that the Company does not have to pay as a consequence of TMI Manufacturing Inc.'s non-competition payments to Messrs. Reid and Harrington.

SOME EFFECTS OF THE MERGER

         Upon completion of the merger, our common stock will no longer be listed on the OTC Bulletin Board and will cease to be registered with the Securities and Exchange Commission.

METHOD OF ACCOUNTING

         The merger will be accounted for under the purchase method of accounting.


                              THE MERGER AGREEMENT

         The terms of and conditions to the merger are contained in the merger agreement, a copy of which may be obtained from the Company by contacting Douglas R. Harrington, Jr. at (713) 285-2700. Set forth below is a description of all material terms and conditions of the merger.

EFFECTIVE TIME OF THE MERGER

         The merger will become effective when the Secretary of State of the State of Delaware has accepted for filing the certificate of merger in accordance with the Delaware General Corporation Law. At that time, HNT Acquisition will be merged with and into ITEQ and will cease to exist as a separate entity and ITEQ will become a wholly-owned subsidiary of HNT. We expect the merger to become effective as soon as practicable after approval of the merger by our stockholders and the satisfaction or waiver of all other conditions to closing the merger.

EFFECT OF MERGER ON OUR CAPITAL STOCK

         At the effective time of the merger, each issued and outstanding share of our common stock will be converted into the right to receive in cash, without interest, $0.03. At April 20, 2001, we had a total of 28,443,256 common shares outstanding. All shares of our common stock that are owned directly or indirectly by us as treasury stock or by any of our wholly-owned subsidiaries will be cancelled and no consideration will be paid in exchange for such shares.

TREATMENT OF STOCK OPTIONS

         Each outstanding option to purchase shares of our common stock will, at the effective time of the merger, be exercisable by its holder and represent upon exercise (any payment of the exercise price) only the right to receive a cash amount per exercised share equal to the merger consideration per share payable to holders of our common shares under the merger agreement.

EXCHANGE OF STOCK CERTIFICATES

         HNT has selected Computershare Investor Services to act as paying agent and has deposited with it sufficient funds to pay the merger consideration upon surrender of the certificates representing common shares. Promptly after the effective time of the merger, the paying agent will send to each stockholder of record (other than ITEQ or any of its subsidiaries) as of immediately prior to the effective time, (i) a letter of transmittal which will specify that delivery will be effected, and risk of loss and title to the certificates will pass, only upon delivery of the certificates to the paying agent and which will be in a form and have such other provisions as HNT may reasonably specify and (ii) instructions for use in effecting the surrender of the certificates in exchange for the merger consideration.

         Upon surrender of a certificate for cancellation to the paying agent, together with a letter of transmittal, duly executed, and any other documents reasonably required by the paying agent, the holder of such certificate will be entitled to receive in exchange for such certificate the amount of cash into which our common shares represented by such certificate have been converted under the merger agreement, and the certificate will be canceled. No interest will be paid or will accrue on the cash payable upon the surrender of any certificate. If payment is to be made to a person other than the person in whose name a surrendered certificate is registered, it will be a condition of payment that the certificate be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate or establish to the satisfaction of the surviving corporation that such tax has been paid or is not applicable. Until surrendered, each certificate will be deemed at any time after the effective time of the merger to represent only the right to receive upon such surrender the amount of cash, without interest, into which our common shares represented by such certificate have been converted under the merger agreement. Neither the paying agent nor any party will be liable to a former ITEQ stockholder for any portion of the cash merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws. Any funds made available to the paying agent that remain unclaimed by holders of certificates for six months after the effective time of the merger will be delivered to the surviving corporation upon demand and any holder of certificates who has not already followed the exchange procedures must then look only to the surviving corporation for payment of their claim for merger consideration. If any certificate has not been surrendered immediately before the date on which any portion of the cash merger consideration attributable to such certificate would otherwise escheat to or become the property of any governmental entity, such cash merger consideration will, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of all claims or interest of any person previously entitled to such consideration.

         All cash paid upon the surrender of certificates in accordance with the exchange procedures will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of ITEQ common stock represented by such certificates. At the effective time of the merger, the stock transfer books of ITEQ will be closed, and no further registration of transfers of ITEQ common stock will be made. If, after the effective time of the merger, certificates are presented to the surviving corporation for any reason, they will be canceled and exchanged as described above.

         You should not send any stock certificates to the paying agent or to anyone else until you receive the letter of transmittal. Upon the surrender of a stock certificate, the paying agent will issue to the surrendering holder the cash consideration described above.

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

         In the merger agreement, we make certain representations and warranties to HNT and HNT Acquisition. These representations and warranties terminate as of the effective time of the merger and include:

     -   corporate organization, standing, power and authority;

     -   capital structure; and

     -   absence of brokers.

         The merger agreement also contains representations and warranties of HNT and HNT Acquisition which terminate as of the effective time of the merger and include:

     -   corporate organization, standing, power and authority; and

     -   financing.

CONDUCT OF OUR BUSINESS BEFORE EFFECTIVE TIME OF THE MERGER

         We have agreed that we and our subsidiaries will not take a number of corporate acts before the merger closes, including the following actions:

     -   amending organizational documents;

     - splitting, combining or reclassifying outstanding, capital stock or other securities;

     - declaring, setting aside or paying any dividend or distribution, except for dividends or distributions by a wholly-owned subsidiary in the ordinary course of business consistent with past practices;

     - issuing, delivering, selling, disposing of or encumbering any shares or convertible securities, except under existing agreements or in the related foreclosure sale;

     - selling, leasing, mortgaging, pledging or other encumbering or disposing of any properties or assets, except in the ordinary course of business or in connection with the related foreclosure sale;

     - making a material tax election of settling or compromising any material tax liability; and

     - settling or compromising any litigation, except with the consent of HNT.

CONDITIONS PRECEDENT TO THE MERGER

         The obligation of HNT and ITEQ to effect the merger depend on the satisfaction of the following conditions:

     - our stockholders holding at least a majority of our outstanding common stock must have approved the merger agreement and the merger at a duly held meeting of our stockholders or at any adjournment thereof;

     - all governmental waivers, consents, orders or approvals legally required for the consummation of the transactions contemplated by the merger agreement must have been obtained;

     - no preliminary or permanent injunction or other order or decree issued by any federal or state court preventing the consummation of the merger shall be issued and in effect; PROVIDED, HOWEVER, that each of the parties must have used commercially reasonable efforts to have any such injunction, order or decree lifted; and

     - no statute, rule or regulation shall have been enacted by any state or federal government or governmental agency in the United States after the date hereof which would prevent the consummation of the merger or make the consummation of the merger illegal.

TERMINATION OF THE MERGER AGREEMENT

         The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval by our stockholders, by:

     -   the mutual written consent of HNT and ITEQ;

     -   either HNT or ITEQ if:

         - the votes of our stockholders for the merger agreement at the special meeting are insufficient to approve the merger agreement;

         - the merger has not been consummated on or before December 31, 2001, unless the failure to consummate the merger is the result of a material breach of the merger agreement by the party seeking to terminate the agreement; or

         - any governmental authority of competent jurisdiction issues a final nonappealable order, denying, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the merger agreement;

         -    HNT, if our board of directors:

              - withdraws, modifies or changes its approval or recommendation of the merger agreement in a manner adverse to HNT; or

              - approves or recommends a more favorable third party acquisition approval.

         - HNT, if there occurs any action or event that HNT reasonably believes will materially delay, impair, prevent or prohibit the transactions contemplated by the merger agreement.

AMENDMENT AND WAIVER

         The merger agreement can only be amended by action taken by the parties' respective board of directors (or duly authorized committee of the board) and then only by an instrument in writing signed on behalf of each of the parties. Waivers under the merger agreement must be in writing.

OTHER AGREEMENTS

         STOCKHOLDER APPROVAL; PREPARATION OF THIS PROXY STATEMENT. We have agreed to duly call, give notice of, convene and hold the special meeting of our stockholders as promptly as practicable after the execution of the merger agreement for the purpose of voting on the approval of the merger agreement and to recommend that our stockholders approve the merger agreement, subject to our right to withdraw our recommendation where the board's failure to withdraw a recommendation would give rise to a reasonable possibility of breaching our fiduciary duty as advised by outside counsel. We also agreed, as soon as practical after the execution of the merger agreement, to prepare this proxy statement and file it with the Securities and Exchange Commission.

         NO SOLICITATION. We have agreed that, until the termination of the merger agreement or the effective time of the merger, we will not, nor will we permit any of our subsidiaries to, nor authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor, agent or representative of, ITEQ or any of our subsidiaries to initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate the making of a proposal for an acquisition transaction.

         We may, in response to an unsolicited written third party acquisition proposal, furnish confidential or non-public information to any person or group pursuant to a confidentiality agreement on substantially the same terms as provided in the confidentiality agreement between ITEQ and Tanglewood Investments Inc., an affiliate of HNT, and otherwise enter into discussions and negotiations with such person or group, if:

         - our board of directors determines in good faith that the acquisition proposal by such person or group would result in a transaction more favorable to our stockholders and creditors than the merger contemplated by the merger agreement; and

         - our board of directors determines in good faith, upon advice of our outside counsel, that failure to provide such information to such person or group would be reasonably likely to constitute a breach of their fiduciary duty to our stockholders or creditors.

         The term "acquisition transaction" means any proposal or offer to acquire all or any substantial part of the businesses and properties or any capital stock of ITEQ or any of our subsidiaries, whether by merger, purchase of assets, tender offer or otherwise.

         We must immediately notify HNT after receipt of any third party proposal for an acquisition transaction or any request for non-public information relating to ITEQ or any of our subsidiaries or access to our properties, books or records by any person or group considering making, or who has made, a proposal.

         FEES AND EXPENSES. Each party is to bear its own fees and expenses incurred in connection with the merger agreement and the transactions contemplated by it.

         EXECUTIVE AND CHAIRMAN LETTER AGREEMENTS. In connection with the Tanglewood Transaction, Messrs. William P. Reid and Douglas R. Harrington, Jr. entered into letter agreements with ITEQ whereby each of them agreed to: (1) not terminate their employment with us through the consummation of the merger and (2) release severance benefits under their employment contracts which would have otherwise been payable as a result of the merger and related foreclosure sale. These agreements were conditioned upon us satisfying all of our other obligations under the existing employment agreements and TMI Manufacturing Inc. satisfying its obligations to Messrs. Reid and Harrington under their non-competition agreements. For further discussion of the terms of the non-competition agreements see "The Merger - Interests of Officers and Directors."

         In addition, we entered into a letter agreement with Mark Johnson, our former chairman of the board, whereby Mr. Johnson agreed to resign all positions he held in ITEQ or any of our subsidiaries. For further discussion of the terms of this agreement, see "The Merger - Interests of Officers and Directors in the Merger."

         CONTRIBUTION TO CAPITAL. In connection with the Tanglewood Transaction and before the foreclosure sale, we contributed to the capital of each of our subsidiaries whose stock was foreclosed upon in the foreclosure sale all amounts designated as intercompany receivables for such subsidiary on ITEQ's books and records.

                    YOU HAVE DISSENTERS' RIGHTS IN THE MERGER

         Under Section 262 of the Delaware General Corporation Law, which is referred to as the "DGCL" in this proxy statement, any holder of common stock who does not wish to accept $0.03 per share in cash for the holder's shares of common stock may dissent from the merger and elect to have the fair value of the holder's shares of common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the holder in cash, together with a fair rate of interest, if any, provided that the holder complies with the provisions of Section 262.

         The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Appendix A to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of common stock as to which appraisal rights are asserted. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY THE STEPS SUMMARIZED BELOW AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

         Under Section 262, where a proposed merger is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the special stockholders meeting, the corporation, not less than 20 days before the meeting, must notify each of its shareholders entitled to appraisal rights that appraisal rights are available and include in that notice a copy of Section
262. This proxy statement constitutes that notice to the holders of common stock and the applicable statutory provisions of the DGCL are attached to this proxy statement as Appendix A. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Appendix A to this proxy statement. FAILURE TO COMPLY WITH THE PROCEDURES SPECIFIED IN SECTION 262 TIMELY AND PROPERLY WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, we believe that stockholders who consider exercising such appraisal rights should seek the advice of counsel.

         Any holder of common stock wishing to exercise the right to demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

     - as more fully described below, the holder must deliver to ITEQ a written demand for appraisal of the holder's shares before the vote on the merger agreement at the special stockholders meeting, which demand will be sufficient if it reasonably informs us of the identity of the holder and that the holder intends to demand the appraisal of the holder's shares;

     - the holder must not vote the holder's shares of common stock in favor of the merger agreement; a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement; therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement; and

     - the holder must continuously hold the shares from the date of making the demand through the effective time of the merger; a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers those shares before the effective time of the merger will lose any right to appraisal in respect of those shares.

         Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve and adopt the merger agreement and the merger will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

         Only a holder of record of shares of common stock issued and outstanding immediately before the effective time of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the shareholder of record, fully and correctly, as the stockholder's name appears on the stock certificates, should specify the shareholder's name and mailing address, the number of shares of common stock owned and that the stockholder intends to demand appraisal of the stockholder's common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising appraisal rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS ARE URGED TO CONSULT WITH THEIR BROKERS TO DETERMINE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY THE NOMINEE.

         A shareholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to: ITEQ, Inc., 2727 Allen Parkway, Suite 760, Houston, Texas 77019, Attn.: William P. Reid, Secretary.

         Within ten days after the effective time of the merger, we must send a notice as to the effectiveness of the merger to each former stockholder of ITEQ who has made a written demand for appraisal in accordance with Section 262 and who has not voted to approve and adopt the merger agreement and the merger. Within 120 days after the effective time of the merger, but not thereafter, either ITEQ or any dissenting stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of common stock held by all dissenting stockholders. We are under no obligation to and have no present intention to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that we will file such a petition or that we will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Inasmuch as we have no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify the stockholder's previous written demand for appraisal.

         Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from us, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We must mail that statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under
Section 262, whichever is later.

         A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to ITEQ, which will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to those stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

         After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE $0.03 PER SHARE THEY WOULD RECEIVE UNDER THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES.

         Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective time of the merger).

         Any stockholder may withdraw its demand for appraisal and accept $0.03 per share by delivering to ITEQ a written withdrawal of the shareholder's demand for appraisal, except that (1) any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of ITEQ and (2) no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. If we do not approve a stockholder's request to withdraw a demand for appraisal when that approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same or less than $0.03 per share.

         FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN
SECTION 262 OF THE DGCL MAY RESULT IN THE LOSS OF A STOCKHOLDER'S STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE APPRAISAL RIGHTS.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion summarizes specific United States federal income tax considerations of the merger relevant to the holders of ITEQ common stock. The following discussion does not purport to be a full description of all United States federal income tax considerations that may be relevant and does not address any other taxes that might be applicable, such as tax consequences arising under the tax laws of any state, locality or foreign jurisdiction. Further, this discussion does not address all aspects of federal income taxation that may be relevant to particular persons in light of their particular circumstances and does not deal with persons who are subject to special tax rules, such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, financial institutions, insurance companies, tax-exempt entities, persons holding stock as part of a hedging or conversion transaction, a straddle or a constructive sale, persons who acquired shares of ITEQ common stock through the exercise of employee stock options or rights or otherwise as compensation or through a tax-qualified retirement plan, and persons whose functional currency is not the United States dollar. This discussion assumes that the shares of ITEQ common stock are held as capital assets within the meaning of section 1221 of the United States Internal Revenue Code.

         This discussion of United States federal income tax considerations is based on currently existing provisions of the United States Internal Revenue Code, the applicable Treasury Regulations promulgated thereunder, judicial decisions and administrative interpretations, all of which are subject to change, possibly on a retroactive basis. The United States Internal Revenue Service may take a different position with respect to matters discussed herein. In addition, because individual circumstances may differ, you are urged to consult your tax advisor with respect to your particular tax situation and the particular tax effects of any state, local, non-United States or other tax laws and possible changes in the tax laws.

SALE OF ITEQ STOCK IN THE MERGER

         An ITEQ stockholder will recognize gain or loss on the sale of stock in the merger in an amount equal to the difference between the amount of cash received from the sale and the stockholder's tax basis in the stock. The stockholder's tax basis in the stock generally will be its cost to the stockholder. In the case of a noncorporate stockholder, the federal income tax rates applicable to capital gains may apply and will depend on the stockholder's holding period for the stock, with a preferential long-term capital gains rate available for stock held for more than one year that varies according to the stockholder's marginal tax rate for ordinary income. The deductibility of capital losses is subject to various limitations depending on the stockholder's particular facts.

BACKUP WITHHOLDING

         Backup withholding at a rate of 31% may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a stockholder who:

              - furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the Form W-9 included with the letter of transmittal to be delivered to the ITEQ stockholders following the completion of the merger,

              - provides a certification of foreign status on Form W-8BEN, Form W-8ECI, Form W-8EXP, or Form W-8IMY, as applicable, or

              -    is otherwise exempt from backup withholding.

         THE ABOVE DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR NON-UNITED STATES TAX LAWS AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS.

                              REGULATORY APPROVALS

         There are no regulatory requirements which remain to be complied with in order to consummate the merger except for (i) the filing with the Securities and Exchange Commission of such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended, as may be filed in connection with the merger agreement and the transactions contemplated thereby and (ii) the filing of the certificate of merger with the Secretary of State of the State of Delaware with respect to the merger as provided in the Delaware General Corporation Law.

           PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth our information as of April 20, 2001, relating to the beneficial ownership of our common stock, by

         - any person known to us to own beneficially more than 5% of the outstanding shares of common stock,

         -    each of our directors,

         -    each of our executive officers, and

         -    all of our current executive officers and directors as a group.

         Shares of common stock which were not outstanding but which could be acquired by a person upon exercise of an option within sixty days of April 20, 2001, are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by that person. These shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.


    NAME OF PERSON OR IDENTITY OF GROUP                              NUMBER OF SHARES     PERCENT OF CLASS
    -----------------------------------                              ----------------     ----------------
    Roy T. Rimmer..............................................        5,640,400(1)            19.8%
        4550 Post Oak Place, Suite 175
        Houston, TX  77027

    Lacy J. Harber.............................................        5,540,400(2)            19.5%
       LJH Corporation
       377 Neva Lane
       Dennison, TX  75020

    Don Sanders................................................        2,482,800(3)            8.7%
        3100 Chase Tower
        Houston, TX 77002

    Pierre S. Melcher..........................................        2,070,039(4)            7.3%
        2 Remington Lane
        Houston, Texas 77005

    Mark E. Johnson............................................        1,793,062(5)            6.3%
        10101 Bay Area Boulevard
        Pasadena, Texas 77507


                                                    20


    NAME OF PERSON OR IDENTITY OF GROUP                              NUMBER OF SHARES          PERCENT OF CLASS
    -----------------------------------                              ----------------          ----------------

    William P. Reid............................................          300,000(6)                 1.1%

    Thomas N. Amonett..........................................           43,000                    *

    Douglas R. Harrington, Jr..................................             0                       *

    All directors and officers as a group (6 persons)..........        9,846,501(1)(4)(5)(6)        34.6%


---------------------------------
*     Denotes less than 1%.

(1) For a two-year period beginning January 25, 2000, Mr. Rimmer was appointed as Proxy for the shares of LJH Corporation and at his sole discretion represents the interest of the 5,540,400 shares of common stock held by that shareholder. Includes 5,000 shares underlying outstanding stock options.

(2) For a two-year period beginning January 25, 2000, Mr. Rimmer was appointed as Proxy for the shares of LJH Corporation and at his sole discretion represents the interest of the 5,540,400 shares of common stock held by that shareholder. At the request of Mr. Harber, Mr. Rimmer was appointed to the Company's board of directors in January 2000.

(3) Includes 2,073,900 shares owned by Mr. Sanders individually and 408,900 shares owned by certain of Mr. Sanders' clients. Mr. Sanders is chairman of the executive committee of Sanders Morris Harris, Inc., an investment-banking firm. Mr. Sanders shares the power to dispose, or direct the disposition, of the 408,900 shares owned by certain of his clients and, consequently, beneficially owns said 408,900 shares.

(4) Includes 6,000 shares underlying outstanding stock options. Also includes 140,000 shares owned by Mr. Melcher, as sole trustee of the Kathryn Lewis Melcher Trust ("the KLM Trust"); 80,000 shares owned by Mr. Melcher, as sole trustee of the Paul Nicholas Melcher Trust (the "PNM Trust"); 1,844,039 shares owned by Polaris Partners Ltd. ("Polaris"). Mr. Melcher is also the sole trustee of the Melcher 1998 Management Trust (the "Management Trust"), the general partner of Polaris. As sole trustee of the KLM Trust, the PNM Trust and the Management Trust, Mr. Melcher may be deemed to be the beneficial owner of the shares owned by the KLM Trust, the PNM Trust and Polaris.

(5)  Includes 425,000 shares underlying outstanding stock options.

(6)  Includes 300,000 shares underlying outstanding stock options.

                                  OTHER MATTERS

         Our management knows of no other business to be presented at the special meeting. If other matters do properly come before the special meeting, it is the intention of the persons named in the proxy to vote on these matters according to their best judgment unless the authority to do so is withheld in the proxy.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the public reference room of the United States Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the United States Securities and Exchange Commission's public reference rooms in New York, New York and Chicago, Illinois. Please call the United States Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the United States Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the web site maintained by the United States Securities and Exchange Commission at http://www.sec.gov.

You should rely only on the information contained in this proxy statement to vote on the merger. We have not authorized anyone to give any information that is different from what is contained in this proxy statement. The delivery of this proxy statement will not create an implication that there has been no change in our affairs since the date of this proxy statement or that the information in this proxy statement is correct as of any time after the date of this proxy statement.

                                   APPENDIX A

                               SECTION 262 OF THE
                        DELAWARE GENERAL CORPORATION LAW

SECTION 262. APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title, Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                  c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and
                  c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)      Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                   ITEQ, INC.
                          2727 ALLEN PARKWAY, SUITE 760
                              HOUSTON, TEXAS 77019

       PROXY FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD May 22, 2001.

         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF ITEQ, INC.


         The undersigned stockholder of ITEQ, Inc. ("ITEQ") hereby appoints William P. Reid and Douglas R. Harrington, Jr., or either of them, the true and lawful attorneys, agents and proxies of the undersigned, each with full power of substitution, to vote on behalf of the undersigned at the Special Meeting of Stockholders of ITEQ to be held at Wortham Tower, Room 2, 2727 Allen Parkway, Houston, Texas 77019, on May 22, 2001, at 10:00 a.m., local time, and at any adjournments of said meeting, all of the shares of common stock in the name of the undersigned or which the undersigned may be entitled to vote.

Please mark your vote as indicated in this example [X]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1.

1. To approve the merger of HNT Acquisition Inc. with and into ITEQ, with each outstanding share of ITEQ common stock converted in the merger into the right to receive, without interest, $.03 per share.

         [  ] FOR               [  ] AGAINST               [  ] ABSTAIN

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting and at any and all adjournments or postponements thereof.

             PLEASE MARK, SIGN AND DATE THE PROXY ON THE OTHER SIDE
        AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
                            (CONTINUED ON OTHER SIDE)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IN THE ABSENCE OF SUCH DIRECTION, THIS PROXY WILL BE VOTED "FOR" ITEM 1.

This proxy is solicited by the board of directors of ITEQ, Inc.






                                    --------------------------------
                                    Signature


                                    --------------------------------
                                    Signature if held jointly


                                    Dated:
                                          --------------------------

                                    Please sign exactly as name appears herein, date and return promptly. When shares are held in the name of more than one person, EACH joint owner must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Attorneys should submit powers of attorney. If a corporation, please sign in full corporate name by duly authorized officer and give title of officer. If a partnership, please sign in partnership name by authorized person and give title or capacity of person signing.